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                                                                    EXHIBIT 12.2

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
  RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                             (dollars in thousands)

                                                                         Fiscal Year Ended September 30
                                                      ----------------------------------------------------------------------
                                                        1999             1998             1997         1996          1995
                                                      ---------       ----------       ---------     ---------    ----------
Earnings
  Income (loss) from continuing operations            $ (51,437)      $ (140,552)      $   85,897    $ 140,656    $  100,539
  Add:
     Provision for income taxes                          (7,378)         (33,291)          65,931       85,512        63,938
     Fixed charges                                      103,085           98,544           92,738       59,514        42,138

                                                      ---------       ----------       ----------    ---------    ----------
Earnings, as adjusted                   (A)           $  44,270       $  (75,299)      $  244,566    $ 285,682    $  206,615
                                                      =========       ==========       ==========    =========    ==========

Fixed charges
  Other interest expense, including
     Interest on capital leases                       $  71,225       $   70,668       $   47,453    $  37,179    $   21,672
  Estimated interest component of
     rental expense                                      31,860           27,876           26,584       22,335        20,466
  Prepayment penalties on early
     extinguishment of debt                                                                18,701

                                                      ---------       ----------       ----------    ---------    ----------
     Total fixed charges                (B)           $ 103,085       $   98,544       $   92,738    $  59,514    $   42,138
                                                      =========       ==========       ==========    =========    ==========

Ratio of earnings to fixed charges
          (A) divided by (B)                                0.4(1)          (0.8)(2)          2.6(3)       4.8(4)        4.9
                                                      =========       ==========       ==========    =========    ==========

 (1) Excluding the effect of the shareholder litigation settlement charge, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1999 is 1.4.

 (2) Excluding the effect of transformation costs and the loss from asset impairment, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1998 is .2.

 (3) Excluding the effects of transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1997 is 4.0.

 (4) Excluding the effects of the transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1996 is 5.2.